Exhibit 10.1

EXPATRIATE LOCALIZATION TO THE U.S.

MEMORANDUM

TO:	Stephen Bird
FROM:	Juan Manuel Cerda / Heather Cummo
DATE:	December 2nd, 2016
RE:	TRANSITION FROM EXPATRIATE STAFF TO LOCAL STAFF IN THE U.S.

This memorandum describes the changes in your employment status that will occur upon your localization under the general terms of the Citi Expatriate Program. Effective January 1, 2017, your expatriate assignment under the Citi Expatriate Program will end and you will become a local employee in the U.S., your current assignment country.

The changes that will be effective upon your localization are as follows:

•	You will formally resign from Citibank, N.A. Hong Kong branch and your employment agreement dated January 1, 2009 will terminate, effective December 31, 2016. Your Assignment Letter under Citi’s Expatriate Program will also terminate effective December 31, 2016. Your last day of employment as a Hong Kong employee is December 31, 2016 and your first day as a U.S. local employee is January 1, 2017.

•	You will cease participation in all Hong Kong benefits (including the Hong Kong retirement plan) effective December 31, 2016. Upon becoming a U.S. employee, you will become eligible for local U.S. benefits, including the U.S. Retirement Savings Plan.

•	Your service with Citi in prior locations, including but not limited to Hong Kong, will be recognized for certain U.S. benefit plan purposes, including but not limited to retirement plan vesting and vacation eligibility. However service recognition will be based on the applicable plan rules, policies and practices in effect in the U.S. as they may be amended from time to time.

•	Responsibility for payment of your base salary and discretionary incentive compensation award will be transferred to the U.S. payroll effective January 1, 2017.

RELOCATION

In accordance with the generally applicable terms of the Citi Expatriate Program, you will receive relocation benefits upon localization and must be utilized before June 30th, 2017. Please refer to the “Conclusion of Expatriate Assignment” section of the Expatriate Handbook.

U.S. EMPLOYMENT AND BENEFITS

Effective January 1, 2017, you will become an employee of Citibank, N.A. Your office will be located at 388 Greenwich Street, New York, New York.

Your Annual Base Salary Effective January 1, 2017 shall be U.S. $500,000 payable in accordance with Citi’s U.S. regular payroll practices (currently bi-weekly). You will continue to be eligible for a discretionary incentive compensation and retention award generally made on an annual basis based upon a variety of factors, including your performance, the performance of the Global Consumer Banking Business and the performance of Citi, pursuant to the applicable plans and

Global Mobility

practices. In order to receive the award you will need to be actively employed at the time of the receipt of the award or the award notification, as the case may be, which is generally in the year after the year services are performed, but not later than March 15 of the following year.

Effective with your January 1, 2017 localization to the U.S., you will be automatically enrolled in the Aetna Choice Plan 500 medical plan and the MetLife dental plan.  You will have an option to elect coverage under one of the other generally available options under the U.S. medical plans within 31 days after your transfer onto the U.S. domestic payroll.  You will be eligible for other broad-based U.S. employee benefits in accordance with the terms of the benefit plans.

DEFERRED COMPENSATION

Please note that you will be subject to actual taxes (i.e., U.S. Federal, New York State, New York City, U.S. FICA and/or Hong Kong tax, if applicable) on your deferred compensation. Taxation is based on the tax rules and your tax residency status in the year of vesting for equity awards; the year of exercise for stock options; and the year of payment for performance share unit and deferred cash awards.

TAX EQUALIZATION BALANCES/TAX RETURN FILINGS

Upon originally accepting your expatriate assignment, you agreed in writing to meet your tax obligations. Under the generally applicable tax equalization provisions of Citi’s Expatriate Program, (a) the portion of any award granted under the Discretionary Incentive and Retention Award Plan for performance in 2016 that is delivered in cash in February 2017 will be subject to such generally applicable tax equalization provisions, and (b) you may have a trailing tax obligation several months or even years after the tax year or tax event in question. You will be responsible for working with Citi to resolve any outstanding tax-related liabilities under our tax equalization policies as they arise.

ACKNOWLEDGEMENT AND AGREEMENT

I hereby resign from, and terminate my employment contract dated January 1, 2009 with, Citibank N.A., Hong Kong branch effective December 31, 2016. I furthermore acknowledge that my assignment under the Citi Expatriate Program described in my Assignment Letter dated June 17, 2015 will terminate effective December 31, 2016 and I will become a local employee in the U.S. on January 1, 2017. I understand the policy and benefit changes resulting from the termination of my Assignment Letter and my localization and I am in agreement with these changes.

The terms and conditions of U.S. employment are further set out in the U.S. Citi Employee Handbook.

Please review, execute and return a copy of this memorandum to my attention.

/s/ Stephen Bird		12/2/2016
(Signature)	Stephen Bird	Date

cc:	Terry Endsor - APAC SHRO/Hong Kong CHRO

Martin Leese - Hong Kong Business HR

Juan Manuel Cerda - US SHRO for Global Consumer Bank

Connie Yeung - Hong Kong Mobility Coordinator

Heather Cummo - US Mobility Coordinator

Global Mobility